Exhibit 10.1
COMPLIMENTARY AND AMENDMENT AGREEMENT
This Complimentary and Amendment Agreement (the “Extension Amendment”) complements and amends the Global Access Agreement between Amadeus IT Group S.A. (“Amadeus”) and ebookers Limited (“EBOOKERS”) dated January 1, 2004 (the “Agreement”), as amended, and is effective as of 1st of July, 2009 (the “Extension Amendment Effective Date”). Capitalized terms herein shall carry the same meaning assigned to them in the Agreement unless otherwise indicated.
1.	Term. The Term of the Agreement is extended to December 31, 2012. The Years 2010, 2011 and 2012 are referred to herein as Year 4, Year 5 and Year 6, respectively.

2.	Extension Bonus Payment. Amadeus will pay EBOOKERS a bonus as referenced in Section I of Schedule A hereto within 30 days of receipt of invoice which may be provided upon EBOOKERS’ signature of this Extension Amendment (the “Extension Bonus”). Amadeus reserves the right to require repayment of portions of the Extension Bonus Payment in any Year if the applicable Annual Net Segment Target in the table identified in Section II of Schedule A hereto is not achieved for such Year (a “Shortfall”).

The amount of any such repayment will be as indicated in Section III of Schedule A hereto plus applicable interest from the date the Extension Bonus was paid at the rate of 2 percentage points above the 3 month EUROLIBOR. However, any Shortfalls in any Year may be made up by Net Segments that exceed any prior or subsequent Year’s Annual Net Segment Target. If a repayment(s) has been made in prior Years due to a Shortfall as described in this section, and the Shortfall is made up in a subsequent Year(s), then Amadeus will repay to EBOOKERS any such repayment made by EBOOKERS during any such prior Shortfall Year(s) upon appropriate invoice without any further action required from EBOOKERS.

During Year 4 (2010) and/or Year 5 (2011), in the event there is a Shortfall and such Shortfall exceeds the Applicable Percentage (as indicated in Section III or Schedule A hereto) of the respective Year 4 or Year 5 Annual Net Segment Target then upon Amadeus’ request the unearned portions of the Extension Bonus will be repaid within 30 days of Amadeus’ invoice. Such Shortfall may be made up in subsequent Years, which in such case Amadeus would repay any repaid sums as described above.

For clarification, the repayment obligations under Section 7 of the Complimentary and Amendment Agreement dated 1st of September, 2006 will continue to apply with respect to the additional bonus referred to in that section.

3.	Segment Incentive. The Segment Incentive as described in Section 5 of the Complimentary and Amendment Agreement dated 1st of September, 2006 will continue to apply through and including 31st of December, 2009. Beginning with Year 4, in exchange for EBOOKERS Locations combined achieving the Net Segment

Targets in Table 1 above, and otherwise subject to terms and conditions herein, Section 5 and Section 6 of the Complementary and Amendment Agreement dated 1st of September 2006 are replaced by the following.
3.1	Generally. Amadeus will pay EBOOKERS a base Segment Incentive in the amount indicated in Section IV of Schedule A hereto. In the event the Net Segment volume of all EBOOKERS Locations combined drops below the Segment Threshold indicated in Table 2 in Section IV of Schedule A hereto, a portion of the Segment Incentive will be repaid to Amadeus as follows:

3.2	Monthly Calculation of the Incentive. Each month, the Segment Incentive will be calculated, based on the actual “run-rate”. This run-rate is calculated as follows:
3.2.1	M is the number of months lapsed in the Year (e.g., calculating the run-rate for the month of May, M will equal 5)

3.2.2	Actual run-rate = actual Year-to-date Net Segments achieved, divided by M, and multiplied by 12

3.2.3	The Segment Incentive per Net Segment is calculated by comparing the run-rate with the Annual Net Segment target in Table 1

3.2.4	The Segment Incentive amount for the applicable month = the Segment Incentive per Net Segment multiplied by the actual number of Net Segments achieved Year to date minus the Segment Incentive payments already made in previous months for such Year
3.3	Annual Net Segment Target and Segment Threshold Adjustment: Should EBOOKERS cease operations in a particular country after the Extension Amendment Effective Date, then, upon EBOOKERS request as confirmed by Amadeus, a downward adjustment for the time period during which EBOOKERS ceases operations, will be made to the remaining Annual Net Segment Targets and Segment Thresholds in Table 2 (pro-rated for the then current contract Year). For purposes of this paragraph, “cease operations” means that EBOOKERS (i) closes its operations (i.e., no office) or discontinues the air product line in the particular country (no website URL for offering air products in such country), and (ii) otherwise ceases marketing, promoting or making its air products and services available to consumers in such country (including any fulfillment for such air products and services offered in another country). The downward adjustment to the Annual Net Segment Targets and Segment Thresholds will in no event exceed in the aggregate more than the Downward Adjustment Percentage (as indicated in Section XI of Schedule A hereto). Any such reductions shall be equal to the prior 12 months average monthly run-rate in such country multiplied by the number of months remaining on the Term.

4.	Transaction Charges. The following replaces transaction pricing as previously reflected in the Agreement (i.e., Section 8 (“Transaction Charges”) of the Complimentary and Amendment Agreement dated 1st of September, 2006 and then Section 1 (“Transaction Charges”) of the amendment to the Agreement dated 1st of October, 2007) and is effective as of the Extension Amendment Effective Date:
4.1	Master Pricer Standard (“MPS”) Low Fare Search Transaction Charges. Amadeus shall apply the following pricing for Master Pricer Standard transactions per month:
4.1.1	A discounted charge as indicated in Section VI.a. of Schedule A hereto (the “look-to-book ratio”).

4.1.2	The look-to-book ratio shall be calculated on a three-months rolling average basis.

4.1.3	In the event actual MPS transactions exceed a the “look-to-book ratio excess threshold” as indicated in Section VI.a of Schedule A hereto on a three-months rolling average, any transactions in excess of this ratio shall be charged the Excess Fee indicated in Section VI.b of Schedule A hereto.

4.1.4	For clarification, the discounted pricing on Section VI of Schedule A is premised on any recommendations returned by MPS transactions being booked in the Amadeus System. If such recommendations are not booked in the Amadeus System then Amadeus reserves the right to adjust Master Pricer Standard pricing upon 30 days notice. The Parties will discuss any such adjustment in good faith during such 30 day period.
4.2	Other Master Pricer (“MP”) Low Fare Search Transaction Charges. Amadeus shall apply the discounted pricing reflected in Table 3 of Section VII of Schedule A hereto on other types of low fare search transactions beginning on the Extension Amendment Effective Date:

Central System Transaction Charges. In return for the significant reduction in Low Fare Search transaction pricing as referenced in Sections 4.1 and 4.2 above, EBOOKERS commits to a progressive reduction of CSTs for the balance of the Term as indicated in Section VIII of Schedule A hereto.

CST ratios shall be calculated on a 6-month rolling average basis. If the 6-month rolling average Excessive Transaction Threshold is exceeded in an applicable month (i.e., “Excessive Transactions”), EBOOKERS will have a three month period to correct such situation commencing with the month following the month in which the Excessive Transaction Threshold was exceeded. If after this three month period there are Excessive Transactions then such Excessive Transactions will be charged as per Section VIII of Schedule A hereto for the balance of the Term:

Section 2 (“Central System Transaction Efficiency Bonus”) of the amendment to the Agreement dated 1st of October, 2007 is deleted.
5.	Product Fund. The Product Fund as referenced in Section 9 of the Complimentary and Amendment Agreement shall be as referenced in Section IX of Schedule A hereto. The Product Fund that has accrued as of the Extension Amendment Effective Date is hereby waived by EBOOKERS (i.e., the Product Fund is at zero as of the Extension Amendment Effective Date.)

6.	Incentive Exceptions. The following replaces the content of Section 12 of the Complimentary and Amendment Agreement dated 1st of September, 2006 and applies as of the Extension Amendment Effective Date.
“Subject to the notice described in this paragraph, all current levels of incentives and Net Segment volume calculations will not apply to bookings of Provider content (i) where the Provider, makes or has made such content available in the System in exchange for a direct or indirect reduction of Amadeus booking related distribution fees or at a charge to Amadeus, and/or (ii) that becomes part of an Amadeus sponsored content program (the “Affected Content”). In any such event, Amadeus will notify EBOOKERS of the terms and conditions applicable to bookings of Affected Content at least 60 days in advance of such conditions going into effect (the “Notice Period). Amadeus commits that any such commercial terms and conditions will be at least as favorable as those provided by Amadeus to any other online agency customer producing the same or less annual volumes of Net Segments as produced by EBOOKERS in the same territories where EBOOKERS is operating.

During the Notice Period, Amadeus will continue to pay the applicable incentives for Net Segments booked on such Affected Content. During such Notice Period, the Parties will discuss in good faith any such conditions upon EBOOKER’s request. EBOOKERS understands that Amadeus cannot guarantee the continued availability of such Affected Content in the Amadeus System and/or the same incentive terms after expiry of the Notice Period.

At the time Amadeus notifies EBOOKERS that point (i) of this Section above applies, EBOOKERS may request that an international auditing firm such as Deloitte, Ernst & Young, KPMG or PWC (the “Auditor”) verifies same. EBOOKERS shall bear the cost of any such audit. The Auditor will issue a report which shall be limited to confirming point (i) circumstances. The Auditor will sign a non-disclosure agreement with Amadeus about not transmitting confidential information to EBOOKERS.

If the Affected Content (in the aggregate) accounts for more than the Affected Content Percentage as indicated in Section X of Schedule “A” hereto, and EBOOKERS can reasonably demonstrate that such Affected Content is publicly known to be available on another GDS at more favorable conditions as in the Amadeus System (e.g., not a special deal solely between Galileo and EBOOKERS) then the Annual Net Segment thresholds identified herein will be reduced by the number of average annual Segments such Affected Content represents over such prior one year (the “Average Segments”).

The sole exception to this reduction in threshold will be with respect to the Extension Bonus Payment. However, rather than pay any Extension Bonus Payment shortfall EBOOKERS may instead extend the Term for an additional, reasonable time period sufficient to produce the shortfall Net Segments.

The thresholds will be increased to their original levels as of the Year in which the actual Net Segment volumes reach the original Annual Net Segment Target for such Year as stated in Table 1 and Table 2 of the Complimentary and Amendment Agreement dated 1st of July 2009.

For clarification. Section 13.6(A)(b) of the Agreement which deals with material changes in Amadeus Provider net revenues is deleted and will be dealt with according to the above paragraph.”
7.	Rules of Engagement Regarding Disclosing Existence of this Amendment. The Parties agree that clause 14 of the amendment between the Parties dated 1 September 2006 applies to this Amendment in its entirety and without exception, and that clause should be read and construed accordingly.
All other terms and conditions of the Agreement remain in full force and effect except solely as modified by the foregoing.

Amadeus IT Group, S.A		EBOOKERS LIMITED

By:	/s/ Jean - Paul Hamon	By:	/s/ Alan Josephs

Name:	Jean - Paul Hamon	Name:	Alan Josephs
Title:		Title:	MD
Date:	28 July, 2009	Date:	8/7/09